Exhibit 14.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-149219 and 333-145224) of Voltaire Ltd. of our report dated May 1, 2008 relating to the consolidated financial statements, which appears in this 20-F.
/s/ Kesselman & Kesselman
Kesselman & Kesselman
A member of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel
May 1, 2008